EXHIBIT 99.1

KBR Announces Strong First Quarter 2022 Financial Results
Raises FY 2022 Earnings Guidance; Delivers Excellent Progress Toward 2025 Long-Term Targets

•Delivered revenue of $1,714 million, 17% growth over 2021; diluted loss per share of $(0.51); adj. EPS1 of $0.62, 29% growth over 2021; and $89 million of operating cash flow
•Awarded $1.2 billion of bookings and options providing greater visibility of long-term growth targets
•Raising full year guidance for revenue, adj. EPS1, operating cash flow and adj. operating cash flow1

HOUSTON, TX - April 28, 2022 - KBR, Inc. (NYSE: KBR) today announced its first quarter 2022 financial results and updated FY 2022 financial guidance.
“KBR is off to a fantastic start in 2022, building on its momentum with important program wins and stellar execution to deliver profitable growth, strong cash generation, and healthy bookings," said Stuart Bradie, President and CEO of KBR. “With a passion for solving our clients' most complex challenges, KBR benefits from favorable end-market tailwinds in areas of global importance such as national security, defense modernization, climate change, and plastics circularity. Furthermore, we posted outstanding safety performance in our culture of Zero Harm and reduced future uncertainty with the resolution of a legacy matter.”

Bradie continued, "Given the accelerating demand for our domain expertise, innovative solutions, and proprietary technologies, we are increasing our full-year 2022 revenue, adjusted earnings per share, operating cash flow and adjusted operating cash flow guidance. With a growing foundation of enduring, well-funded, long-term contracts delivering mission critical programs that matter, we are confident that the company is well positioned for sustainable growth and value creation over the near- and long-term horizons. Our Team of Teams continues to perform each and every day, and I would like to thank our people for their contributions to KBR and the missions and success of our clients.”

Summarized First Quarter 2022 Financial Results

	Three Months Ended March 31,
Dollars in millions, except share data	2022	2021[2]
Revenues	$1,714	$1,461
Gross Profit	$196	$168
Net income (loss) attributable to KBR	$(71)	$49
Adjusted EBITDA[1]	$154	$135
Earnings (loss) per share:
Diluted earnings (loss) per share	$(0.51)	$0.33
Adjusted earnings per share[1]	$0.62	$0.48
Cash flows:
Operating cash flows	$89	$50
Adjusted operating cash flows[1]	$89	$57
Adjusted free cash flows[1]	$83	$51
2 As adjusted for the adoption of ASU 2020-06 using the full retrospective method

1 See additional information at the end of this release regarding non-GAAP financial measures

Financial highlights
•Revenue of $1.7 billion grew 17% compared to 2021.
◦Government Solutions posted revenue of $1,459 million in the quarter, a 25% increase over 2021, 21% organic. The increase in revenue is attributable to solid growth delivered across each of our government businesses, as follows:
▪Defense & Intel grew 8% compared to 2021 and 11% sequentially (all organic);
▪Science & Space grew 2% compared to 2021 and 10% sequentially (all organic);
▪Readiness & Sustainment grew 62% over 2021 (all organic), primarily attributable to elevated activity in the European Command as well as the wind down of Operation Allies Welcome; and
▪International grew 24% compared to 2021 and 14% sequentially due primarily to the acquisition of Frazer-Nash Consultancy.
◦Sustainable Technology Solutions posted $255 million of revenue in the quarter, a 14% decrease from 2021. The reduction compared to 2021 is attributable to the impact of our intent to exit commercial activities in Russia as well as timing of certain ongoing projects. In connection with our announced exit from Russian activities, we recorded a predominantly non-cash, pretax charge of $16 million, including a $17 million reduction in revenue and a $1 million net benefit in expenses. We have excluded the impact of these items from Adjusted EBITDA1 and Adjusted EBITDA1 margins.
•Gross profit, net income (loss) attributable to KBR, adj. EBITDA1, and adj. EPS1 increased in line with the items described above and were impacted by the following:
◦Government Solutions profit contributions and adj. EBITDA1 margins were generally in line with management's expectations. Margins in Government Solutions continue to benefit from strong project execution and performance scores in challenging technical areas that reflect high customer satisfaction.
◦Sustainable Technology Solutions adj. EBITDA1 margins of 16% were generally in line with expectations, reflecting favorable mix of higher margin services and technology.
◦In early April 2022, we announced that our JKC joint venture, in which KBR has a 30% ownership interest, entered into a settlement agreement (the “Settlement Agreement”) to resolve outstanding claims and disputes with its power plant subcontractor. As a result of the Settlement Agreement, KBR expects to receive approximately $271 million of cash in two payments: $203 million in the second quarter of 2022 and $68 million in 2023, at prevailing exchange rates. KBR recorded a non-cash loss of $137 million in equity earnings in the first quarter 2022. Consistent with the company's practice, this amount has been excluded from adj. EBITDA1 and adj. EPS1.
◦Selling, general & administrative expenses of $107 million in the first quarter 2022 reflects an increase over 2021 primarily attributable to the company's return to the office, increased travel, and other initiatives, all in line with management's expectations.

Recent Developments and New Business
In the first quarter 2022, the company won $1.2 billion of awards and options, including the following:
•A $110 million task order to continue providing services in human performance and behavioral health to the U.S. Special Operations Command to support its Preservation of the Force and Family mission.
•Over $100 million in task orders to support increased operational tempo in the European Command.
•An expanded task order to support prototyping and fielding of systems to take national space capabilities and apply them at the tactical level. This work includes support of geolocation tracking; sensor, data fusion and dissemination; situational awareness; cyber operations; air superiority; command, control and spectrum utilization; and real-time large data analytics and virtualization.
•A contract to provide license and engineering to a leading midstream company for a world-scale olefins production facility to be built on the U.S. Gulf Coast. KBR's K-COTTM catalytic olefins technology is the
1 See additional information at the end of this release regarding non-GAAP financial measures key enabler that can process a wide range of feedstocks to achieve exceptional olefin yields and production ratios in a single train with the most capital and carbon efficient design. The combination of KBR's proprietary K-COT and SCORETM steam cracking technology deliver the most innovative design, support energy transition and advance refining-petrochemical integration opportunities.
•A 7-year contract with a 3-year option to provide preventive, predictive, corrective, and shutdown maintenance services with a focus on continuous improvement and sustainable asset performance for a major refining and petrochemical complex in the Middle East.

During the quarter, we were also awarded the $640 million ceiling Ground Systems and Mission Operations contract to support more than 10 NASA exploration missions, including continued efforts on the James Webb Space Telescope, Lunar Reconnaissance Orbiter and Earth Observing System. KBR will provide systems engineering, launch and early orbit support, flight operations, and flight dynamics support to various NASA missions managed by Space Science Mission Operations and Earth Science Mission Operations at NASA's Goddard Space Flight Center. This highly strategic and technical win represents KBR's largest recompete in 2022. This award has not yet been booked into backlog.

Capital Deployment
KBR continues to employ a balanced approach to capital allocation, which includes investments that facilitate sustainable, long-term growth, and prudent return of capital to shareholders. During the quarter, KBR repurchased $33 million of its common shares, inclusive of share repurchases to satisfy requirements of equity compensation plans, paid $15 million in shareholder dividends, and sold a non-core asset for net proceeds of $18 million.

FY 2022 Guidance
KBR combines deep mission understanding, market-leading expertise and technology, and unwavering operational focus to deliver solutions to solve our clients’ most complex issues. Our 2022 financial guidance is underpinned by favorable market tailwinds, good bookings momentum, a strong first quarter, and work under contract of over 85% to deliver our 2022 results.

KBR updates its FY 2022 guidance as follows:
•Consolidated revenue: $6.4 billion to $6.8 billion (raised)
•Adjusted EBITDA1 margin: ~10%
•Effective tax rate: 24% to 25%
•GAAP earnings (loss) per share (EPS): $1.02 to $1.14 (updated) and adjusted EPS1: $2.53 to $2.65 (raised), as follows:
◦Updated GAAP EPS guidance to reflect the company's strong first quarter performance, favorable end-market fundamentals, and accelerating demand for our domain expertise, innovative solutions, and proprietary technologies.
◦Updated GAAP EPS guidance to reflect the impact of the $137 million non-cash charge associated with the Settlement Agreement discussed previously. Consistent with the company's practice, this amount has been excluded from adj. EBITDA1 and adj. EPS1.
◦Updated GAAP EPS guidance to reflect the impact of the $16 million pre-tax charge associated with our intent to exit commercial projects in Russia discussed previously. As this charge is predominantly non-cash and associated with the extraordinary events in Ukraine and Russia, it has been excluded from adj. EBITDA1 and adj. EPS1.
◦Updated GAAP EPS guidance to reflect the impact of the adoption on January 1, 2022 of ASU No. 2020-06, Debt-Debt Conversion and other Options, which requires the use of the if-converted method for our convertible senior notes. We have updated adjustments to EPS to reflect the Convertible Notes Call Spread Overlay which substantially mitigates this dilution.
•GAAP operating cash flow (OCF): $330 million to $370 million; adjusted OCF1: $360 million to $400 million (raised).

1 See additional information at the end of this release regarding non-GAAP financial measures

Conference Call Details
The company will host a conference call to discuss its first quarter 2022 financial results and updated guidance on Thursday, April 28, 2022, at 7:30 a.m. Central Time. The conference call will be webcast simultaneously through the Investor Relations section of KBR’s website at investors.kbr.com. A replay of the webcast will be available shortly after the call on KBR’s website or by telephone at +1.929.458.6194, passcode: 510376.

About KBR
We deliver science, technology and engineering solutions to governments and companies around the world. KBR employs approximately 28,000 people worldwide with customers in more than 80 countries and operations in 34 countries. KBR is proud to work with its customers across the globe to provide technology, value-added services, and long-term operations and maintenance services to ensure consistent delivery with predictable results. At KBR, We Deliver.

Visit www.kbr.com

Forward-Looking Statements
The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the significant adverse impacts on economic and market conditions of the COVID-19 pandemic and the company's ability to respond to the resulting challenges and business disruption; the recent dislocation of the global energy market; the company's ability to manage its liquidity; the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; changes in capital spending by the company's customers; the company's ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates; escalating costs associated with and the performance of fixed-fee projects and the company's ability to control its cost under its contracts; claims negotiations and contract disputes with the company's customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; the possibility of cyber and malware attacks; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

The company's most recently filed Annual Report on Form 10-K, any subsequent Form 10-Qs and 8-Ks, and other U.S. Securities and Exchange Commission filings discuss some of the important risk factors that the company has identified that may affect its business, results of operations and financial condition. Except as required by law, the company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

1 See additional information at the end of this release regarding non-GAAP financial measures

For further information, please contact:
Investors
Alison Vasquez
Vice President, Investor Relations
713-753-5082
Investors@kbr.com

Media
Philip Ivy
Vice President, Global Communications
713-753-3800
Mediarelations@kbr.com

KBR, Inc.
Condensed Consolidated Statements of Operations
(In millions, except for per share data)
(Unaudited)

	Three Months Ended March 31,
	2022	2021[1]
Revenues:
Government Solutions	$1,459	$1,164
Sustainable Technology Solutions	255	297
Total revenues	1,714	1,461
Gross profit:
Government Solutions	159	116
Sustainable Technology Solutions	37	52
Total gross profit	196	168
Equity in earnings (losses) of unconsolidated affiliates:
Government Solutions	10	7
Sustainable Technology Solutions	(128)	5
Total equity in earnings (losses) of unconsolidated affiliates	(118)	12
Selling, general and administrative expenses
Government Solutions	(54)	(49)
Sustainable Technology Solutions	(15)	(14)
Corporate and other	(38)	(26)
Total selling, general and administrative expenses	(107)	(89)
Acquisition and integration related costs	(1)	(1)
Restructuring charges and asset impairments	(1)	—
Loss on disposition of assets and investments	—	(1)
Operating income	(31)	89
Interest expense	(20)	(19)
Other non-operating expense	—	(3)
Income (loss) before income taxes	(51)	67
Provision for income taxes	(19)	(17)
Net income (loss)	(70)	50
Less: Net income attributable to noncontrolling interests	1	1
Net income (loss) attributable to KBR	$(71)	$49
Adjusted EBITDA[2]	$154	$135
Diluted EPS	$(0.51)	$0.33
Adjusted EPS[2,3]	$0.62	$0.48
1 As adjusted for the adoption of ASU 2020-06 using the full retrospective method
[2] See additional information at the end of this release regarding non-GAAP financial measures
[3] Diluted EPS is calculated using a share count of 140 million and 155 million for the quarters ended March 31, 2022 and 2021, respectively. Adjusted EPS is calculated using a share count of 143 million and 141 million shares outstanding for the quarters ended March 31, 2022 and 2021, respectively.

KBR, Inc.
Condensed Consolidated Balance Sheets
(In millions, except share data)

	March 31,	December 31,
	2022	2021[1]
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$412	$370
Accounts receivable, net of allowance for credit losses of $13 and $13, respectively	1,035	1,411
Contract assets	211	224
Other current assets	116	147
Total current assets	1,774	2,152
Claims and accounts receivable	30	30
Property, plant, and equipment, net of accumulated depreciation of $435 and $431 (including net PPE of $18 and $19 owned by a variable interest entity), respectively	132	136
Operating lease right-of-use assets	151	158
Goodwill	2,051	2,060
Intangible assets, net of accumulated amortization of $302 and $291, respectively	688	708
Equity in and advances to unconsolidated affiliates	430	576
Deferred income taxes	212	231
Other assets	166	153
Total assets	$5,634	$6,204
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$630	$1,026
Contract liabilities	334	313
Accrued salaries, wages and benefits	272	317
Operating lease liabilities	43	41
Other current liabilities	182	178
Total current liabilities	1,461	1,875
Pension obligations	64	88
Employee compensation and benefits	97	111
Income tax payable	93	95
Deferred income taxes	70	70
Nonrecourse project debt	2	2
Long-term debt	1,870	1,875
Operating lease liabilities	180	188
Other liabilities	219	217
Total liabilities	4,056	4,521
Commitments and Contingencies
KBR shareholders' equity:
Preferred stock, $0.001 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value 300,000,000 shares authorized, 180,645,661 and 179,983,586 shares issued, and 139,821,173 and 139,786,136 shares outstanding, respectively	—	—
PIC	2,216	2,206
Retained earnings	1,200	1,287
Treasury stock, 40,824,488 shares and 40,197,450 shares, at cost, respectively	(976)	(943)
AOCL	(876)	(881)
Total KBR shareholders' equity	1,564	1,669
Noncontrolling interests	14	14
Total shareholders' equity	1,578	1,683
Total liabilities and shareholders' equity	$5,634	$6,204
1 As adjusted for the adoption of ASU 2020-06 using the full retrospective method.

KBR, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2022	2021[1]
Cash flows from operating activities:
Net income (loss)	$(70)	$50
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	33	38
Equity in (earnings) losses of unconsolidated affiliates	118	(12)
Deferred income tax	16	8
Loss on disposition of assets	—	1
Other	12	8
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for credit losses	370	24
Contract assets	14	(3)
Accounts payable	(400)	33
Contract liabilities	24	(62)
Accrued salaries, wages and benefits	(43)	9
Payments on operating lease obligation	(14)	(15)
Payments from unconsolidated affiliates, net	7	7
Distributions of earnings from unconsolidated affiliates	30	8
Pension funding	(11)	(11)
Restructuring reserve	(4)	(7)
Other assets and liabilities	7	(26)
Total cash flows provided by operating activities	89	50
Cash flows from investing activities:
Purchases of property, plant and equipment	(6)	(6)
Investments in equity method joint ventures	(1)	(3)
Proceeds from sale of assets or investments	18	—
Acquisition of technology license	—	(7)
Other	1	(6)
Total cash flows provided by (used in) investing activities	12	(22)
Cash flows from financing activities:
Payments on short-term and long-term borrowings	(7)	(7)
Payments of dividends to shareholders	(15)	(14)
Net proceeds from issuance of common stock	4	4
Payments to reacquire common stock	(33)	(4)
Other	(1)	(1)
Total cash flows used in financing activities	(52)	(22)
Effect of exchange rate changes on cash	(7)	3
Increase in cash and cash equivalents	42	9
Cash and equivalents at beginning of period	370	436
Cash and equivalents at end of period	$412	$445
Noncash financing activities
Dividends declared	$17	$16
1 As adjusted for the adoption of ASU 2020-06 using the full retrospective method.

KBR, Inc.
Backlog Information (a)
(In millions)
(Unaudited)

	March 31,	December 31,
	2022	2021
Government Solutions	$11,572	$12,628
Sustainable Technology Solutions	2,412	2,345
Total backlog	$13,984	$14,973
Award options	4,564	4,732
Total backlog and options	$18,548	$19,705

(a)Backlog generally represents the dollar amount of revenues we expect to realize in the future as a result of performing work on contracts and our pro-rata share of work to be performed by our consolidated and unconsolidated joint ventures. We generally include total expected revenues in backlog when a contract is awarded under a legally binding agreement. In many instances, arrangements included in backlog are complex, nonrepetitive and may fluctuate over the contract period due to the release of contracted work in phases by the customer. Additionally, nearly all contracts allow customers to terminate the agreement at any time for convenience. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where we act solely in a project management capacity, we only include the expected value of our services on each project in backlog.

We define backlog, as it relates to U.S. government contracts, as our estimate of the remaining future revenue from existing signed contracts over the remaining base contract performance period (including customer approved option periods) for which work scope and price have been agreed with the customer. We define funded backlog as the portion of backlog for which funding currently is appropriated, less the amount of revenue we have previously recognized. We define unfunded backlog as the total backlog less the funded backlog. Our Government Solutions backlog does not include any estimate of future potential delivery orders that might be awarded under our government-wide acquisition contracts, agency-specific indefinite delivery/indefinite quantity contracts, or other multiple-award contract vehicles nor does it include option periods that have not been exercised by the customer.

Within our Government Solutions business segment, we calculate estimated backlog for long-term contracts associated with the U.K. government's privately financed initiatives ("PFIs") based on the aggregate amount that our client would contractually be obligated to pay us over the life of the project. We update our estimates of the future work to be executed under these contracts on a quarterly basis and adjust backlog if necessary.

We have included in the table above our proportionate share of unconsolidated joint ventures’ estimated backlog. As these projects are accounted for under the equity method, only our share of future earnings from these projects will be recorded in our results of operations. Our proportionate share of backlog for projects related to unconsolidated joint ventures totaled $2.5 billion at March 31, 2022, and $2.6 billion at December 31, 2021. As a result of our intent to exit commercial projects in Russia, ending backlog was reduced by $56 million as of March 31, 2022.

We estimate that as of March 31, 2022, 29% of our backlog will be executed within one year. Of this amount, 89% will be recognized in revenues on our condensed consolidated statement of operations and 11% will be recorded by our unconsolidated joint ventures. As of March 31, 2022, $71 million of our backlog relates to active contracts that are in a loss position.

As of March 31, 2022, 11% of our backlog was attributable to fixed-price contracts, 46% was attributable to PFIs, 25% was attributable to cost-reimbursable contracts, and 18% was attributable to time-and-materials contracts. For contracts that contain fixed-price, cost-reimbursable, and time-and-materials components, we classify the individual components as either fixed-price, cost-reimbursable, or time-and-materials according to the composition of the contract; however, for smaller contracts, we characterize the entire contract based on the predominant component. As of March 31, 2022, $8.5 billion of our Government Solutions backlog was currently funded by our customers.

Non-GAAP Financial Information
The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

EBITDA and Adjusted EBITDA
We evaluate performance based on EBITDA and Adjusted EBITDA. EBITDA is defined as Net income (loss) attributable to KBR, plus interest expense, net; provision for income taxes; other non-operating expense; and depreciation and amortization. Adjusted EBITDA excludes certain amounts included in EBITDA. EBITDA and Adjusted EBITDA for each of the three-month periods ended March 31, 2022 and 2021 are considered non-GAAP financial measures under SEC rules because EBITDA and Adjusted EBITDA exclude certain amounts included in the calculation of net income (loss) attributable to KBR in accordance with GAAP for such periods. Management believes EBITDA and Adjusted EBITDA afford investors a view of what management considers KBR's core performance for each of the three-month periods ended March 31, 2022 and 2021 and also affords investors the ability to make a more informed assessment of such core performance for the comparable periods.

	Three Months Ended March 31,
Dollars in millions	2022	2021[1]

Net income (loss) attributable to KBR	$(71)	$49
Adjustments
•Interest expense, net	20	19
•Provision for income taxes	19	17
•Other non-operating expense	—	3
•Depreciation and amortization	33	38
Consolidated EBITDA	$1	$126
Adjustments
•Acquisition, integration and restructuring	1	1
•Non-cash loss (gain) on legal entity rationalization	—	1
•Ichthys commercial dispute	132	3
•Legacy legal fees	4	4
•Provisions related to exit from Russian commercial projects	16	—
Adjusted EBITDA	154	135
---------
1 As adjusted for the adoption of ASU 2020-06 using the full retrospective method

Adjusted EPS
Adjusted earnings per share (Adjusted EPS) for each of the three-month periods ended March 31, 2022 and 2021 is considered a non-GAAP financial measure under SEC rules because the Adjusted EPS excludes certain amounts included in the diluted earnings per share calculated in accordance with GAAP for such periods. The most directly comparable financial measure calculated in accordance with GAAP is diluted EPS for the same periods. Management believes that Adjusted EPS affords investors a view of what management considers KBR's core earnings performance for each of the three-month periods ended March 31, 2022 and 2021 and also affords investors the ability to make a more informed assessment of such core earnings performance for the comparable periods.

We have calculated Adjusted EPS for each of the three-month periods ended March 31, 2022 and 2021 by adjusting diluted EPS for the items included in the table below.

	Three Months Ended March 31,
	2022	2021[1]

Diluted earnings (loss) per share	$(0.51)	$0.33
Adjustments
•Amortization related to acquisitions	$0.05	$0.07
•Ichthys interest and commercial dispute costs	$0.96	$0.04
•Impact of new convert accounting and bond hedge	$0.01	$0.02
•Legacy legal fees	$0.02	$0.02
•Provisions related to exit from Russian commercial projects	$0.09	$—
Adjusted EPS[2]	$0.62	$0.48
---------
1 As adjusted for the adoption of ASU 2020-06 using the full retrospective method
2 Diluted EPS is calculated using a share count of 140 million and 155 million for the quarters ended March 31, 2022 and 2021, respectively. Adjusted EPS is calculated using a share count of 143 million and 141 million shares outstanding for the quarters ended March 31, 2022 and 2021, respectively.

We have calculated the 2022 guidance for Adjusted EPS by adjusting diluted EPS for the items included in the table below.

	FY 2022 EPS Guidance
Diluted earnings per share guidance:	$1.02	$1.14
Adjustments
•Amortization related to acquisitions	0.19
•Ichthys interest and commercial dispute costs	1.02
•Acquisition, integration and restructuring	0.02
•Impact of new convert accounting and bond hedge[1]	0.09
•Legacy legal fees	0.10
•Provisions related to exit from Russian projects	0.09
•Non-cash gain/loss from legal entity rationalization[2]	TBD
•Appreciation of fair value of investments[2]	TBD
Adjusted EPS Guidance[3]	$2.53	$2.65
---------
1 Conversion option will be calculated and adjusted quarterly based on KBR trading price
2 Adjustment will be based on actual activity in 2022
3 Diluted and Adjusted FY 2022 EPS guidance is calculated using a share count of 156 million and 142 million, respectively

Adjusted Cash Flows Provided by Operating Activities and Adjusted Free Cash Flows
Adjusted operating cash flows and adjusted free cash flows are considered non-GAAP financial measures under SEC rules. Adjusted operating cash flows exclude certain amounts included in the cash flows provided by operating activities calculated in accordance with GAAP. Adjusted free cash flows exclude capital expenditures from adjusted operating cash flows. The most directly comparable financial measure calculated in accordance with GAAP is cash flows provided by operating activities. Management believes that adjusted operating cash flows and adjusted free cash flows afford investors a view of what management considers KBR's core operating cash flow performance and also afford investors the ability to make a more informed assessment of such core operating cash generation performance.

We have calculated adjusted operating cash flows and adjusted free cash flows for each of the three-month periods ended March 31, 2022 and 2021 by adjusting operating cash flow provided by operating activities for items included in the table below.

	Three Months Ended March 31,
Dollars in millions	2022	2021
Cash flows provided by operating activities	$89	$50
Add back: Major project advance work-off	—	7
Adjusted operating cash flows	$89	$57
Less: Capital expenditures	(6)	(6)
Adjusted free cash flows	$83	$51

Adjusted free cash flow per share[1]	$0.58	$0.36
Adjusted earnings per share[1]	$0.62	$0.48
Adjusted free cash conversion	94%	75%
---------
1 Adjusted free cash flow per share and adjusted earnings per share for the quarters ended March 31, 2022 and 2021 are calculated using a share count of 143 million and 141 million shares, respectively

We have calculated the 2022 guidance for adjusted operating cash flows by adjusting cash flows provided by operating activities for the items included in the table below.

Dollars in millions	FY 2022 Operating Cash Flow Guidance
Cash flows provided by operating activities guidance	$330	$370
Add: Impact of CARES Act temporary tax repayment	30
Adjusted operating cash flows guidance	$360	$400